Exhibit 10.2

October     , 2008

[Name]

[Address]

[City], [State] [Zip Code]

Re:	Alabama Aircraft Industries, Inc. Executive Retention Plan

Dear [Name]:

By letter dated January 24, 2008 (your “Coverage Letter”), you were notified of your eligibility to participate in the Alabama Aircraft Industries, Inc. Executive Retention Plan (the “Plan”). The Board of Directors of Alabama Aircraft Industries, Inc. has adopted the First Amendment to the Plan (the “First Amendment”), which extends the term of the Plan beyond December 31, 2008. Under the First Amendment, the Plan will automatically extend at the end of each calendar quarter for an additional 12 months, unless the Board terminates the Plan, in which case the Plan will terminate at the end of the last 12 month extension.

For example, on December 31, 2008 the Plan will automatically extend until December 31, 2009. On March 31, 2009, the Plan will extend until March 31, 2010. If the Board terminated the Plan on May 1, 2009, the Plan would terminate March 31, 2010. If the Board did not terminate the Plan in May, then on June 30, 2009, the Plan would extend until June 30, 2010. Enclosed for your information are copies of the First Amendment to the Plan and the Plan.

The Plan requires you to consent to any amendment. We are asking that you consent to the First Amendment by signing a copy of this letter and returning it to me by October 10, 2008.

This letter also acts to amend your Coverage Letter. If you sign and return a copy of this letter by October 10, 2008, then your Coverage Letter will also be amended such that in addition to meeting other benefit eligibility requirements specified by the Plan, you will receive Plan benefits if you experience a “Termination” during the “Effective Period” and are a “Participant” (see Sections 2(j) and 2(q) of the Plan and Section 2(r) contained in the First Amendment). Additionally, the Plan will not terminate until the later of (i) the last day of the Effective Period or (ii) the date as of which all benefits due to be provided under the Plan have been provided.

If you do not return a signed copy of this letter to me by October 10, 2008, then the First Amendment and the amendment of your Coverage Letter as set forth in this letter will not apply to you. In that case, the Plan and your rights to benefits under the Plan will terminate on December 31, 2008, in accordance with the original terms of the Plan and your Coverage Letter.

This letter is confidential and should not be shared with other employees. Feel free to contact me with any questions.

Very truly yours,

**************

I hereby acknowledge, agree and consent to the First Amendment to the Plan and the changes to my Coverage Letter as set forth above.

Dated:	Participant:

Enclosures